Exhibit 10.2
CONFIDENTIAL TREATMENT REQUESTED

Confidential material has been separately filed with the Securities and Exchange Commission under an application for confidential treatment. Terms for which confidential treatment has been requested have been omitted and marked with an asterisk [*]

SUPPLEMENTAL CONFIRMATION

September 17, 2013

To:     Dollar Tree, Inc.
500 Volvo Parkway
Chesapeake, VA 23320
Attn:     Roger W. Dean, Vice President – Treasurer
Facsimile: 757-321-5111

From:	JPMorgan Chase Bank, National Association P.O. Box 161 60 Victoria Embankment London EC4Y 0JP England
Re: Issuer Collared Forward Repurchase Transaction
The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”), and Dollar Tree, Inc. (“Counterparty” and together with JPMorgan, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between JPMorgan and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of September 17, 2013 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2.    The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	September 17, 2013

Calculation Period Start Date:	September 19, 2013

Scheduled Termination Date:
[*] (or if such date is not an Exchange Business Day, the next following Exchange Business Day), as the same may be postponed pursuant to the provisions of the Master Confirmation, subject to JPMorgan’s right to accelerate the Termination Date to any date on or after the First Acceleration Date.

First Acceleration Date:	[*]

Hedge Threshold Price:	USD [*]

Initial Shares:	4,477,879

CONFIDENTIAL TREATMENT REQUESTED

Confidential material has been separately filed with the Securities and Exchange Commission under an application for confidential treatment. Terms for which confidential treatment has been requested have been omitted and marked with an asterisk [*]

Prepayment Amount:	USD 500,000,000

Minimum Shares:	As set forth in the Trade Notification, to be a number of shares equal to (a) the Prepayment Amount divided by (b) 110% of the Hedge Period Reference Price.

Maximum Shares:	As set forth in the Trade Notification, to be a number of shares equal to (a) the Prepayment Amount divided by (b) 95% of the Hedge Period Reference Price.
Forward Price Adjustment

Amount:	USD [*]
3.    Counterparty represents and warrants to JPMorgan that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date other than through JPMorgan.
4.    This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.
[Remainder of Page Intentionally Left Blank]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Supplemental Confirmation and returning it to us.
Yours sincerely,
J.P. MORGAN SECURITIES LLC, as agent for
JPMorgan Chase Bank, National Association,
London Branch

By:     /s/ Sudheer Tegulapalle
Name:    Sudheer Tegulapalle
Title:    Executive Director

Confirmed as of the date first above written:

DOLLAR TREE, INC.

By:     /s/ Kevin S. Wampler
Name:    Kevin Wampler
Title:    Chief Financial Officer